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Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-129286) and related Prospectus of Equitable Resources, Inc. (Equitable) for the registration of $150,000,000 of 5% Notes due 2015 and to the incorporation by reference therein of our reports dated February 10, 2006, with respect to the consolidated financial statements and schedule of Equitable, Equitable management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Equitable, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Pittsburgh, Pennsylvania
March 13, 2006

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Consent of Independent Registered Public Accounting Firm